Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410-4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Karen May
Director, Public Relations
(630) 410-5457

ULTA BEAUTY ANNOUNCES FIRST QUARTER 2017 RESULTS

Total Sales Increased 22.5%

Comparable Sales Increased 14.3%

Diluted EPS Increased 41.4% to $2.05, Including a $0.14 Tax Rate Benefit

Company Raises Guidance for Fiscal Year 2017

Bolingbrook, IL – May 25, 2017 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period ended April 29, 2017 (“First Quarter”), which compares to the same period ended April 30, 2016.

“The Ulta Beauty team kicked off 2017 with excellent performance in the first quarter,” said Mary Dillon, Chief Executive Officer. “Strong execution of our growth strategies delivered above plan sales and earnings growth. Our results reflect continued newness and innovation in merchandising, successful marketing programs, steady progress in our salon business and exceptional growth in e-commerce.”

Diluted EPS increased 41.4% to $2.05, including $0.14 per diluted share primarily due to the adoption of a new accounting standard for employee share-based payments, compared to $1.45 in the first quarter of fiscal 2016. Excluding the $0.14 per diluted share tax rate benefit, diluted EPS increased 31.7% to $1.91.

For the First Quarter

•	Net sales increased 22.5% to $1,314.9 million from $1,073.7 million in the first quarter of fiscal 2016;

•	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 14.3% compared to an increase of 15.2% in the first quarter of fiscal 2016. The 14.3% comparable sales increase was driven by 8.7% transaction growth and 5.6% growth in average ticket;

•	Retail comparable sales increased 10.9%, including salon comparable sales growth of 9.9%;

•	Salon sales increased 16.7% to $68.7 million from $58.9 million in the first quarter of fiscal 2016;

•	E-commerce sales grew 70.9% to $104.3 million from $61.0 million in the first quarter of fiscal 2016, representing 340 basis points of the total company comparable sales increase of 14.3%;

•	Gross profit as a percentage of net sales decreased 20 basis points to 36.2% from 36.4% in the first quarter of fiscal 2016, due to planned supply chain investments and a higher mix of e-commerce sales, partly offset by leverage in fixed store costs;

•	Selling, general and administrative expense as a percentage of net sales decreased 80 basis points to 21.6%, compared to 22.4% in the first quarter of 2016, due to leverage of advertising and corporate overhead expenses attributed to higher sales volume;

•	Pre-opening expenses increased to $4.2 million, compared to $2.5 million in the first quarter of fiscal 2016. Real estate activity in the first quarter of fiscal 2017 included 18 new stores, two relocations and one remodel compared to 13 new stores in the first quarter of fiscal 2016;

•	Operating income increased 28.0% to $188.4 million, or 14.3% of net sales, compared to $147.2 million, or 13.7% of net sales, in the first quarter of fiscal 2016;

•	Tax rate decreased to 32.1% compared to 37.6% in the first quarter of fiscal 2016. The decrease was primarily due to the adoption of a new accounting standard for employee share-based payments; and

•	Net income increased 39.4% to $128.2 million compared to $92.0 million in the first quarter of fiscal 2016.

Balance Sheet

Merchandise inventories at the end of the first quarter of fiscal 2017 totaled $1,048.4 million, compared to $843.5 million at the end of the first quarter of fiscal 2016, representing an increase of $204.9 million. Average inventory per store increased 11.2%, compared to the first quarter of fiscal 2016. The increase in inventory was driven by 104 net new stores, the scaling up of the Greenwood, Indiana and the opening of the Dallas, Texas distribution centers, investments in inventory to ensure high in-stock levels to support sales growth, and incremental inventory for new brands and the expansion of certain prestige brands.

The Company ended the first quarter of fiscal 2017 with $471.7 million in cash and short-term investments.

Share Repurchase Program

During the first quarter of fiscal 2017, the Company repurchased 184,667 shares of its stock at a cost of $51.6 million. As of April 29, 2017, approximately $394.5 million remained available under the $425 million share repurchase program announced in March 2017.

Store Expansion

During the first quarter of fiscal 2017, the Company opened 18 stores located in Avon, IN; Cedar Park, TX; Chicago, IL; Gloucester, VA; Gretna, NE; Hattiesburg, MS; Hinesville, GA; Liberty, MO; Mobile, AL; New Philadelphia, OH; Owings Mills, MD; Santa Monica, CA; Seattle, WA; Sherman Oaks, CA; Spring, TX; Trussville, AL; Whittier, CA; and Yukon, OK. In addition, the Company closed two stores. The Company ended the first quarter of fiscal 2017 with 990 stores and square footage of 10,433,185, which represents a 12% increase in square footage compared to the first quarter of fiscal 2016.

Outlook

For the second quarter of fiscal 2017, the Company currently expects net sales in the range of $1,257 million to $1,278 million, compared to actual net sales of $1,069.2 million in the second quarter of fiscal 2016. Comparable sales for the second quarter of 2017, including e-commerce sales, are expected to increase 10% to 12%. The Company reported a comparable sales increase of 14.4% in the second quarter of 2016.

Income per diluted share for the second quarter of fiscal 2017 is estimated to be in the range of $1.72 to $1.77. This assumes a tax rate of 37.5% and excludes any impact of the new accounting standard for share-based payments. This compares to income per diluted share for the second quarter of fiscal 2016 of $1.43.

The Company is raising its previously announced fiscal 2017 comparable sales and earnings per share guidance.

For fiscal 2017, the Company plans to:

•	achieve comparable sales growth of approximately 9% to 11%, including the impact of the e-commerce business, compared to previous guidance of 8% to 10%;

•	grow e-commerce sales in the 50% range, compared to previous guidance of 40%;

•	open approximately 100 net new stores;

•	remodel 11 locations and relocate 6 stores;

•	deliver earnings per share growth in the mid-twenties percent range, compared to previous guidance of low twenties percent range. This includes the impact of the 53rd week, the impact of approximately $300 million in share repurchases, and the impact of the tax rate benefit recorded in the first quarter, and excludes any tax rate impact from the new accounting standard related to share-based payment for the rest of the year; and

•	incur capital expenditures in the $460 million range in fiscal 2017, compared to $374 million in fiscal 2016. The planned increase in capital expenditures includes approximately $80 million to fund prestige brand expansions.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 25, 2017, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 8, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13661770.

About Ulta Beauty

Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty. All in One Place™. The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program. As of April 29, 2017, Ulta Beauty operates 990 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; weather conditions that could negatively impact sales; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;

customer acceptance of our rewards program and technological and marketing initiatives; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. Our filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		13 Weeks Ended
	April 29, 2017		April 30, 2016
	(Unaudited)		(Unaudited)
Net sales	$1,314,879	100.0%	$1,073,716	100.0%
Cost of sales	838,871	63.8%	683,286	63.6%

Gross profit	476,008	36.2%	390,430	36.4%
Selling, general and administrative expenses	283,445	21.6%	240,724	22.4%
Pre-opening expenses	4,158	0.3%	2,542	0.2%

Operating income	188,405	14.3%	147,164	13.7%
Interest income, net	(338)	0.0%	(315)	0.0%

Income before income taxes	188,743	14.3%	147,479	13.7%
Income tax expense	60,520	4.6%	55,503	5.2%

Net income	$128,223	9.8%	$91,976	8.6%

Net income per common share:
Basic	$2.06		$1.46
Diluted	$2.05		$1.45

Weighted average common shares outstanding:
Basic	62,101		63,031
Diluted	62,594		63,335

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	April 29, 2017	January 28, 2017	April 30, 2016
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$321,725	$385,010	$239,254
Short-term investments	150,000	30,000	130,000
Receivables, net	62,936	88,631	54,112
Merchandise inventories, net	1,048,431	943,975	843,490
Prepaid expenses and other current assets	89,880	88,621	71,561

Total current assets	1,672,972	1,536,237	1,338,417
Property and equipment, net	1,020,853	1,004,358	870,835
Deferred compensation plan assets	13,776	11,283	9,698

Total assets	$2,707,601	$2,551,878	$2,218,950

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$319,352	$259,518	$266,278
Accrued liabilities	210,379	260,854	179,300
Accrued income taxes	54,521	8,971	50,156

Total current liabilities	584,252	529,343	495,734
Deferred rent	372,478	366,191	330,121
Deferred income taxes	86,766	86,498	59,977
Other long-term liabilities	22,448	19,628	13,430

Total liabilities	1,065,944	1,001,660	899,262
Commitments and contingencies
Total stockholders’ equity	1,641,657	1,550,218	1,319,688

Total liabilities and stockholders’ equity	$2,707,601	$2,551,878	$2,218,950

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	April 29, 2017	April 30, 2016
	(Unaudited)
Operating activities
Net income	$128,223	$91,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,476	47,887
Deferred income taxes	268	450
Non-cash stock compensation charges	5,491	4,022
Excess tax benefits from stock-based compensation	—	(3,203)
Loss on disposal of property and equipment	1,637	812
Change in operating assets and liabilities:
Receivables	25,695	10,880
Merchandise inventories	(104,456)	(81,697)
Prepaid expenses and other current assets	(1,259)	987
Income taxes	45,550	40,657
Accounts payable	59,834	70,104
Accrued liabilities	(54,329)	(25,664)
Deferred rent	6,287	8,332
Other assets and liabilities	327	1,388

Net cash provided by operating activities	175,744	166,931

Investing activities
Purchases of short-term investments	(120,000)	—
Purchases of property and equipment	(76,754)	(54,321)

Net cash used in investing activities	(196,754)	(54,321)

Financing activities
Repurchase of common shares	(51,597)	(226,666)
Stock options exercised	11,831	6,209
Excess tax benefits from stock-based compensation	—	3,203
Purchase of treasury shares	(2,509)	(1,942)

Net cash used in financing activities	(42,275)	(219,196)

Net decrease in cash and cash equivalents	(63,285)	(106,586)
Cash and cash equivalents at beginning of period	385,010	345,840

Cash and cash equivalents at end of period	$321,725	$239,254

Exhibit 4

2017 Store Expansion

Fiscal 2017	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	974	18	2	990

Fiscal 2017	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	10,271,184	184,833	22,832	10,433,185